Exhibit 99.1

Investor Contact:	Laura Graves
Polycom, Inc.
1.408.586.4271
laura.graves@polycom.com

Press Contact:	Ryan Batty
Polycom, Inc.
1.408.586.4467
ryan.batty@polycom.com

Polycom Announces $115 Million Accelerated Share Repurchase Program

SAN JOSE, Calif. – December 4, 2013 – Polycom, Inc. (Nasdaq: PLCM), the global leader in open, standards-based unified communications and collaboration (UC&C), today announced plans to repurchase an aggregate of $115 million of common stock through an accelerated share repurchase (ASR) program. The Company has entered into separate ASR agreements with JPMorgan Chase Bank, N.A. and Barclays PLC. Today’s announcement represents the concluding phase of Polycom’s $400 million Return of Capital program announced on September 11, 2013.

Under the terms of the ASR transactions, Polycom has agreed to repurchase a combined $115 million of its common stock with an initial delivery of approximately 8.0 million shares. The final number of shares to be repurchased will be based on Polycom’s volume-weighted average stock price less an agreed upon discount during the term of the transactions. The transactions are expected to be completed by June 30, 2014 and will be funded with cash on hand.

Polycom has repurchased approximately 27.4 million shares or $285 million year to date pursuant to the $400 million Return of Capital program, including shares acquired in the modified Dutch tender offer in October 2013. Upon completion of the Return of Capital Program, including the ASR component, Polycom expects that it will have repurchased approximately 22% of shares outstanding for the benefit of shareholders. In addition, Polycom repurchased $102 million in common stock earlier in 2013, prior to the initiation of the $400 million Return of Capital program.

About Polycom, Inc.

Polycom is the global leader in open, standards-based unified communications and collaboration (UC&C) solutions for voice and video collaboration, trusted by more than 415,000 customers around the world. Polycom solutions are powered by the Polycom® RealPresence® Platform, comprehensive software infrastructure and rich APIs that interoperate with the broadest set of communication, business, mobile and cloud applications and devices to deliver secure face-to-face video collaboration in any environment. Polycom and its ecosystem of over 7,000 partners provide truly unified communications solutions that deliver the best user experience, highest multi-vendor interoperability, and lowest TCO. Visit www.polycom.com or connect with us on Twitter, Facebook, and LinkedIn to learn how we’re pushing the greatness of human collaboration forward.

Forward Looking Statements

This release contains forward-looking statements, including those regarding the expected completion date of the ASR transactions, the number of shares of common stock that will be initially delivered to the

Company under the ASR transactions, the Company’s expectation that it will finance the ASR transactions with cash on hand and the percentage of shares outstanding that it expects to repurchase pursuant to the Company’s Return of Capital program. These forward-looking statements are not guarantees and are subject to risks, uncertainties and assumptions that could cause results to differ, including (1) developments or changes in economic or market conditions, (2) developments or changes in the securities markets, (3) developments or changes in the business or condition of the Company or in our cash flows, (4) competition, and (5) the factors identified under “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and in other reports filed by Polycom with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to Polycom’s expectations as of the date hereof. Polycom disclaims any intent or obligations to update these forward-looking statements.

© 2013 Polycom, Inc. All rights reserved. POLYCOM®, the Polycom logo, and the names and marks associated with Polycom’s products are trademarks and/or service marks of Polycom, Inc. and are registered and/or common law marks in the United States and various other countries. All other trademarks are property of their respective owners.